STOCK PURCHASE AGREEMENT
by and among
Stratus Properties Inc.
and
Moffett Holdings, LLC

Dated as of March 15, 2012

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 15th day of March, 2012, by and between Stratus Properties Inc., a Delaware corporation (“Stratus”) and Moffett Holdings, LLC, a Louisiana limited liability company (“Moffett”).
RECITALS:
WHEREAS, Stratus desires to issue and to sell to Moffett 625,000 shares of its authorized but unissued common stock, par value $.01 per share (the “Shares”) in consideration for 5,000,000.00 U.S. dollars (for a per Share price equal to $8.00) (the “Consideration”).
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
DEFINITIONS

Terms with their initial letters capitalized used but not otherwise defined in this Agreement shall have the meanings given to them in this Article 1.
1.1“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.2“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in the United States of America are authorized or obligated pursuant to Law or executive order to be closed.

1.3“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the U.S. Securities and Exchange Commission (the “Commission”).

1.4“Knowledge” or “knowledge” means, with respect to any natural Person, actual knowledge after reasonable inquiry and, with respect to a Person who is not a natural Person, the Knowledge of its directors, executive officers, managers, trustees or Persons performing similar functions on its behalf.

1.5“Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

1.6“Lien” means any liens, pledges, charges, claims, security interests, and deeds of trust, mortgages, and deeds to secure debt, title retention agreements or other encumbrances.

1.7“Losses” means all costs, damages, liabilities, awards, judgments, losses or costs and expenses, interest, awards, judgments and penalties that are imposed upon or otherwise incurred by an Indemnified Party (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred; provided, however, that Losses shall not include lost profits or opportunity costs or consequential, incidental, special, indirect, exemplary or punitive damages or taxes, unless such consequential, incidental, special, indirect, exemplary or punitive damages are awarded against any of the Indemnified Parties in a Third Party Claim (as defined herein).

1.8“Parties” means Moffett and Stratus, and “Party” means either of the Parties.

1.9“Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, any Governmental Authority, fund, organized group of persons whether incorporated or not, or any receiver, trustee under Title 11 of the United States Code or similar official or any liquidating agent for any of the foregoing in his or her capacity as such.

1.10“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

1.11“Transactions” means the transactions contemplated by this Agreement.

ARTICLE 2
PURCHASE AND SALE OF THE SHARES

2.1Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Stratus shall issue, sell, assign, transfer and convey to Moffett, and Moffett shall purchase, acquire and accept, all of the Shares.

2.2Consideration. The consideration Moffett shall pay for the Shares shall consist of the Consideration, payable to Stratus at the Closing (as defined below) by wire transfer of immediately available funds to an account designated by Stratus in writing to Moffett.

2.3Closing.

(a)The closing of the Transactions (the “Closing”) shall take place contemporaneously with the execution and delivery of this Agreement (the date on which the Closing is to occur is referred to herein as the “Closing Date”).

(b)At the Closing:

(i) Stratus shall issue and deliver to Moffett at the address set forth in Section 7.1 certificates representing the Shares, free and clear of all Liens (other than legends or other restrictions solely evidencing the restricted nature of such Shares pursuant to applicable state and federal securities Laws); provided, that, at Moffett's request, in lieu of physical certificates, the issuance and delivery of the Shares may be satisfied through electronic book-entry form with Stratus' transfer agent;

(ii)Moffett shall deliver to Stratus the Consideration by wire transfer of immediately available funds to the account designated by Stratus in writing to Moffett; and

(iii)This Agreement, the Investor Rights Agreement and any other agreements required to be executed or delivered pursuant to this Agreement will be exchanged.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF STRATUS

Except as otherwise expressly provided below, Stratus represents and warrants to Moffett as of the Closing Date as follows:
3.1Organization and Good Standing. Stratus is a legal entity duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted.

3.2Shares. When issued and upon Stratus' receipt of the consideration in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive rights.

3.3Authorization; Binding Obligations. Stratus has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. The making, execution, delivery and performance by Stratus of this Agreement and the Investor Rights Agreement, a copy of which is attached hereto as Exhibit A (the “Investor Rights Agreement”) and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Stratus. Each of this Agreement and the Investor Rights Agreement has been duly and validly executed and delivered by Stratus, and each of this Agreement and the Investor Rights Agreement will, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitute the valid, legal and binding obligation of Stratus, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

3.4No Conflicts. Neither the execution and delivery of this Agreement or the Investor Rights Agreement by Stratus nor the consummation by Stratus of the Transactions will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Stratus pursuant to any of the terms, conditions or provisions of or under (a) any Law, (b) the certificate of incorporation or bylaws (or comparable organizational documents) of Stratus, or (c) third-party agreements, including loan documents.

3.5Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority or other third party is required for the execution, delivery and performance by Stratus of this Agreement and the Investor Rights Agreement, or the consummation by Stratus of the Transactions.

3.6Registration Rights; Voting Rights. Except as provided in the Investor Rights Agreement, Stratus is presently not under any obligation and has not granted any rights to register under the Securities Act of 1933, as amended (the “Securities Act”) any of its presently outstanding securities or any of its securities that may subsequently be issued. To Stratus' Knowledge, none of its stockholders has entered into any agreement with respect to the voting of Stratus' equity securities.

3.7Offering. Assuming the truth and accuracy of Moffett's representations set forth in this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither Stratus nor any of its Affiliates will take any action hereafter that would cause the loss of such exemption.

3.8Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Stratus.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MOFFETT

Except as otherwise expressly provided below, Moffett hereby represents and warrants to Stratus as of the Closing Date:
4.1Organization and Good Standing. Moffett is a legal entity duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted.

4.2Authorization; Binding Obligations. Moffett has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. The making, execution, delivery and performance by Moffett of this Agreement and the Investor Rights Agreement and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Moffett. Each of this Agreement and the Investor Rights Agreement has been duly and validly executed and delivered by Moffett, and assuming the due authorization, execution and delivery by each other party hereto or thereto, each of this Agreement and the Investor Rights Agreement will constitute the valid, legal and binding obligation of Moffett, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

4.3No Conflicts. Neither the execution and delivery of this Agreement or the Investor Rights Agreement by Moffett nor the consummation by Moffett of the Transactions will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Moffett pursuant to any of the terms, conditions or provisions of or under (a) any Law, or (b) the articles of organization and operating agreement (or comparable organizational documents) of Moffett.

4.4Approvals. Other than beneficial ownership reports required to be filed under Section 13 and Section 16 of the Securities Exchange Act of 1934, there are no notices, reports or other filings required to be made by Moffett with, or consents required to be obtained by Moffett from, any Governmental Authority or other third party for the execution, deliver or performance by Moffett of this Agreement, the Investor Rights Agreement or the consummation by Moffett of the Transactions.

4.5Investment Intent. Moffett is acquiring the Shares for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. Moffett is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

4.6Financial Ability. Moffett has cash readily available in an amount that is sufficient to enable it to deliver the Consideration to Stratus.

4.7Independent Investigation. Moffett hereby acknowledges and affirms that it has conducted and completed its own investigation, analysis and evaluation of Stratus that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of Stratus as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from Stratus and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the Transactions it has relied solely on (a) its own investigation, analysis and evaluation of Stratus and (b) the representations, warranties and covenants of Stratus contained in this Agreement.

4.8Restrictions on Transfer. Moffett agrees and understands that the Shares may not be sold, transferred or otherwise disposed of for a period beginning as of the date hereof and ending on the six-month anniversary from the Closing Date (the “Restricted Period”) pursuant to the terms of the Investor Rights Agreement. Following the conclusion of the Restricted Period, any sale, transfer or disposition of all or any portion of the Shares shall be made in accordance with the terms and conditions of the Investor Rights Agreement.

4.9Reliance on Representations. Moffett understands that the Shares have not been registered under the Securities Act or any state securities laws because the sale of Shares provided for in this Agreement is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and regulations promulgated thereunder, and that Stratus' reliance on such exemption is predicated on Moffett's representations set forth herein.

4.10Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Moffett.

ARTICLE 5
ADDITIONAL COVENANTS OF THE PARTIES

5.1Public Announcements. Moffett acknowledges that Stratus may be required by the rules of the Securities Exchange Act of 1934 (the “Exchange Act”) to disclose the Transactions in one or more reports to be filed with the Securities and Exchange Commission, containing such information regarding the Transactions as Stratus may, in its sole and absolute discretion, determine to be necessary and appropriate in order to comply with the requirements of the Exchange Act. Except for the reports described above and any other notice which is required pursuant to the requirements of Law, each of Stratus and Moffett hereby agrees that neither it nor any of its Affiliates will issue any press release or other public announcement related to the Transactions without the prior written consent of the other Parties.

5.2Further Assurances; Cooperation.

(a)Upon the terms and subject to the conditions of this Agreement, each of Stratus and Moffett shall use its reasonable best efforts, to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things reasonably necessary, proper or advisable under any applicable Law or otherwise, so as to, as promptly as practicable, enable consummation of the Transactions, and each such Party shall, and shall cause its respective Affiliates to, cooperate fully to that end.

(b)On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the Transactions.

ARTICLE 6
INDEMNIFICATION

6.1Survival of Representations and Warranties and Covenants.

(a)The representations and warranties set forth in this Agreement and the right to commence any claim with respect thereto shall survive until the date that is two years following the Closing Date; provided that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.7, 3.8, 4.1, 4.2, 4.7, 4.9 and 4.10 shall survive indefinitely provided, however, that in the event written notice of any claim for indemnification under Section 6.2(a) or 6.3(a) shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim), the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully and finally resolved.

(b)This Section 6.1 shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing Date, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement which by its terms relates only to a period between the date hereof and the Closing Date, provided that nothing herein shall restrict a Party's right to commence any claim with respect to such covenant or agreement following the Closing Date.

6.2Indemnification of Moffett. Subject to the terms of this Article 6, from and after the Closing Date, Stratus shall indemnify, defend, save and hold harmless Moffett and its Affiliates and each of their respective officers, managers, members, employees, agents, representatives, successors and assigns (collectively, the “Moffett Indemnified Parties”), from and against any and all:

(a)Losses resulting from or arising out of any breach by Stratus of any representation or warranty of Stratus in this Agreement; and

(b)Losses resulting from or arising out of the failure by Stratus to perform any of its covenants or agreements contained in this Agreement.

6.3Indemnification of Stratus. Subject to the terms of this Article 6, from and after the Closing Date, Moffett shall indemnify, defend, save and hold harmless Stratus and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Stratus Indemnified Parties” and together with the Moffett Indemnified Parties, the “Indemnified Parties,” and each, an “Indemnified Party”) from and against any and all:

(a)Losses resulting from or arising out of any breach by Moffett of any representation or warranty of Moffett in this Agreement; and

(b)Losses resulting from or arising out of the failure by Moffett to perform any of its covenants or agreements contained in this Agreement.

6.4Claims. Upon receipt by an Indemnified Party of notice of any action, suit, proceedings, claim, demand or assessment made or brought by an unaffiliated third party (a “Third Party Claim”) with respect to a matter for which such Indemnified Party is indemnified under this Article 6 (notwithstanding the application of any threshold or cap) which has or is reasonably expected to give rise to a claim for Losses, the Indemnified Party shall as soon as practicable, in the case of a Moffett Indemnified Party, notify Stratus and in the case of a Stratus Indemnified Party, notify Moffett (Stratus or Moffett, as the case may be, the “Indemnifying Party”), in writing and in reasonable detail, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The

Indemnifying Party shall have 30 days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted under requirements of Law. If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly, but in any event within 10 Business Days of the receipt of notice from the Indemnified Party of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Stratus Indemnified Parties or the Moffett Indemnified Parties, as applicable, from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (a) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (b) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article 6, keep such Persons informed of all developments relating to any such Third Party Claims and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

6.5Limitations; Payments.

(a)Notwithstanding anything contained in this Agreement to the contrary, Stratus shall not be (i) liable for any amounts for which the Moffett Indemnified Parties are otherwise entitled to indemnification pursuant to Section 6.2(a) unless a claim is timely asserted during the survival period specified in Section 6.1(a), and (ii) required to make indemnification payments pursuant to Section 6.2(a) to the extent indemnification payments thereunder would exceed in the aggregate $2,500,000 (the “Stratus Indemnification Cap”).

(b)Notwithstanding anything contained in this Agreement to the contrary, Moffett shall not be (i) liable for any amounts for which the Stratus Indemnified Parties are otherwise entitled to indemnification pursuant to Section 6.3(a), unless a claim is timely asserted during the survival period specified in Section 6.1(a), and (ii) required to make indemnification payments pursuant to Section 6.3(a) to the extent indemnification payments thereunder would exceed in the aggregate $2,500,000 (the “Moffett Indemnification Cap”).

6.6Remedies Exclusive. Except as otherwise specifically provided herein, the remedies provided in this Article 6 shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Closing in connection with any breach of a representation or warranty, or non performance, partial or total, of any covenant or agreement contained herein.

6.7Mitigation. Each Indemnified Party shall use reasonable best efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Article 6. In the event that an Indemnified Party shall fail to make such reasonable best efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Stratus nor Moffett, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

ARTICLE 7
MISCELLANEOUS PROVISIONS

7.1Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Moffett:
Moffett Holdings, LLC
1615 Poydras Street, Suite 2279
New Orleans, LA 70112
Attention: James R. Moffett Jr.
Facsimile: (504) 240-5488

If to Stratus:
Stratus Properties Inc.
212 Lavaca Street, Suite 300
Austin, TX 78701
Attention: Erin D. Pickens
Facsimile: (512) 478-6340

7.2Entire Agreement. This Agreement, and all schedules, annexes and exhibits hereto, embody the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto. The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

7.3Amendment and Modification. No amendment to this Agreement shall be effective unless it shall be in writing and signed by Stratus and Moffett. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

7.4Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Stratus and Moffett and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by a Party without the prior written consent of the other Party.

7.5Waiver of Compliance; Consents. Any failure of Stratus, on the one hand, or Moffett, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Moffett, on the one hand, or Stratus, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.5

7.6Expenses. All costs and expenses incurred by Moffett in connection with this Agreement and the Transactions shall be paid by Moffett. All costs and expenses incurred by Stratus in connection with this Agreement and the Transactions shall be paid by Stratus.

7.7Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.8Severability. If any other provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.9Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Nothing contained herein shall be construed as limiting the Parties' rights to redress for fraud.

7.10Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

7.11WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.12No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person's dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto, the provisions of Article 6 will inure to the benefit of the Indemnified Parties. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties and any purported assignment without such consent shall be void. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.

7.13Specific Performance and Other Equitable Relief. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

7.14Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; and (e) references herein to “days” are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles. Both Stratus and Moffett have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

7.15No Other Representations or Warranties.

(a)Except for the representations and warranties contained in this Agreement, neither Stratus nor any of its Affiliates or their respective officers, directors, employees or representatives, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Moffett, express or implied, at law or in equity, on behalf of Stratus, and Stratus hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Moffett or any of its Affiliates or their respective officers, managers, members, employees or representatives or any other Person of any documentation or other information.

(b)Except for the representations and warranties contained in this Agreement, neither Moffett nor any of its Affiliates or their respective officers, managers, members, employees or representatives, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Stratus, express or implied, at law or in equity, on behalf of Moffett, and Moffett hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Stratus or any of its Affiliates or their respective officers, directors, employees or representatives or any other Person of any documentation or other information.

[Remainder of page intentionally left blank; signature page attached.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.
“MOFFETT”

Moffett Holdings, LLC

By: /s/ James R. Moffett Jr.
Name: James R. Moffett Jr.
Title: Manager & Member

“STRATUS”

Stratus Properties Inc.

By: /s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Senior Vice President &
Chief Financial Officer

EXHIBIT A
INVESTOR RIGHTS AGREEMENT
(See attached)